Exhibit 99.1

For Release: January 22, 2008	For Further Information:
Steven R. Lewis, President & CEO
David W. Gifford, Interim CFO
(330) 373-1221
First Place Financial Corp. Reports Quarterly Net Loss of $3.1 Million
Board of Directors Maintains Quarterly Dividend
Highlights
•	A net loss of $3.1 million was recorded for the second quarter of fiscal 2008 due to credit losses, impairment of securities and merger related expenses.

•	Net income for the six months ended December 31, 2007 was $3.1 million, and core earnings for the same period were $7.5 million.

•	Commercial loans grew $126 million during the first half of fiscal 2008 or at an annualized rate of 24.1% and now account for 44% of portfolio loans.

•	The Board of Directors maintained the quarterly cash dividend at $0.17 per share.
Summary
Warren, Ohio — January 22, 2008 — First Place Financial Corp. (Nasdaq: FPFC) reported a net loss of $3.1 million for the quarter ended December 31, 2007, compared with net income of $6.5 million for the quarter ended December 31, 2006, a decrease of $9.6 million. Losses per share were $0.20 for the current quarter compared with earnings per share of $0.38 for the same quarter in the prior year, a decrease of $0.58. Return on average equity for the current quarter was -3.93% compared with 8.06% for the same quarter in the prior year. Return on average tangible equity for the current quarter was -5.91% compared with 11.90% for the same quarter in the prior year.
The significant decline in earnings was primarily due to charges recorded in the current quarter in four categories which totaled $11.0 million before taxes. They included a $5.9 million charge for impairment of securities, a $3.2 million increase in the provision for loan losses, a $1.1 million charge for an increase in the provision for loss on the sale of real estate owned and an $0.8 million charge for merger expenses. These charges decreased earnings by $7.1 million after considering income taxes.
The net loss for the three months ended December 31, 2007 of $3.1 million was a decrease of $9.4 million from net income of $6.3 million for the preceding quarter ended September 30, 2007. Losses per share for the current quarter were $0.20 compared with diluted earnings per share of $0.38 for the preceding quarter. Return on average equity for the current quarter was -3.93% compared with 7.72% for the preceding quarter.
For the six months ended December 31, 2007, the Company reported net income of $3.1 million compared with $13.5 million for the same period in the prior year, or a decrease of 77.0%. Diluted earnings per share were $0.19 for the first half of fiscal 2008 compared with $0.79 for the same period in the prior year, or a decline of 75.9%.

Return on average assets and return on average equity for the six months ended December 31, 2007 were 0.19% and 1.93% respectively, down from 0.88% and 8.42% for the six months ended December 31, 2006.
Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles (GAAP) that excludes certain unusual or nonrecurring items of revenue or expense. Both the $5.9 million charge for the impairment of securities and the $0.8 million charge for merger expenses in the quarter ended December 31, 2007 have been excluded from core earnings. There were no differences between GAAP net income and core earnings for the three months ended September 30, 2007 or the six months ended December 31, 2006. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures beginning on page five of this release and the Reconciliation of GAAP Net Income to Core Earnings on page nine.
Core earnings for the quarter ended December 31, 2007 were $1.2 million compared with $6.5 million for the quarter ended December 31, 2006, or a decrease of 81.6%. Core diluted earnings per share were $0.07 for the current quarter compared with $0.38 for the same quarter in the prior year. Core return on average equity for the current quarter was 1.50% compared with 8.06% for the same quarter in the prior year. Core return on average tangible equity for the current quarter was 2.26% compared with 11.90% for the same quarter in the prior year.
Core earnings for the six months ended December 31, 2007 were $7.5 million compared with $13.5 million for the six months ended December 31, 2006, or a decrease of 44.9%. Core diluted earnings per share were $0.46 for the first six months of fiscal 2008 compared with $0.79 for the first six months of fiscal 2007. Core return on average equity for the first half of the current year was 4.63% compared with 8.42% for the first half of the prior year. Core return on average tangible equity for the first half of the current year was 6.95% compared with 12.51% for the first half in the prior year.
Commenting on these results, Steven R. Lewis, President and CEO, stated, “We are disappointed with the loss in the current quarter but believe that the right thing to do is to recognize these valuation adjustments and charges as they occur during this difficult economic environment. Both the impairment of the securities and the credit issues in our loan portfolio were the result of negative forces in the economy this quarter and we addressed them quickly and directly. We have been tightening credit standards continuously since 2005 and have added personnel in the workout area to resolve problem loans and properties more efficiently. We remain well capitalized by regulatory standards and will focus all available resources on reducing nonperforming assets. We anticipate a return to profitability in the third quarter of this fiscal year.”
Revenue
Net interest income for the second quarter of fiscal 2008 was $21.6 million, an increase of $0.7 million or 3.1% over the second quarter of fiscal 2007. This increase was the net result of a 6.8% increase in average earning assets in the current quarter compared with the same quarter in the prior year partially offset by a decline in the net interest margin of 0.12% to 2.92% for the current quarter from 3.04% for the second quarter of the prior fiscal year. The decrease in the net interest margin from the same period in the prior year is the result of experiencing an inverted yield curve for substantially all of fiscal 2007 and the impact of 100 basis points in Federal Reserve short-term interest rate decreases between September 2007 and December 2007 as First Place is modestly asset sensitive for periods less than six months. Net interest margin for the current quarter of 2.92% was down 2 basis points from the preceding quarter.
Noninterest income for the second quarter of fiscal 2008 was $0.7 million, a decrease of $6.8 million or 90.5% compared with the same quarter in the prior year. The majority of this decrease was due to recording $5.9 million of other than temporary impairment of securities in the current quarter compared with none in the same period in the prior quarter. The $5.9 million impairment is not considered to be part of core earnings. Excluding that charge, core noninterest income for the current quarter was $6.6 million, a decrease of $0.9 million from core noninterest income of $7.5 million in the same quarter in the prior year or a decrease of 11.9%

The $5.9 million charge for other than temporary impairment of securities is composed of a $4.3 million charge related to $11.3 million of Fannie Mae and Freddie Mac preferred stock and a $1.6 million charge related to $33.5 million in mutual fund securities. Recent capital restructuring at Fannie Mae and Freddie Mac and developments in the residential mortgage business have resulted in impairment of these securities. Due to the uncertainty of future market conditions and how they might impact the financial performance of Fannie Mae and Freddie Mac, management was unable to determine when or if this impairment will be reversed. The mutual funds were primarily invested in agency backed mortgage securities that did not have any significant exposure to subprime mortgages. Recent changes in the interest rate environment and the market for mortgage-backed securities has led management to conclude that these securities are other than temporarily impaired.
Steven Lewis commented, “While we believe in the long-term viability of Fannie Mae and Freddie Mac there is much less certainty about whether their creditworthiness will improve in the short-term. Therefore, we took a conservative approach and recognized the impairment of their preferred stocks as other than temporary. This does not rule out realizing gains in the future if and when these stocks do increase in value.”
Other significant changes in noninterest income in the current quarter compared with the same quarter in the prior year include a $0.6 million increase in service charge income, a $0.4 million decrease in loan servicing income and a $0.6 million decrease in net gains on the sale of loans. Service charge income increased due to the addition of seven Flint, Michigan area branches acquired in April 2007, the banking office of HBLS Bank in Hicksville, Ohio acquired in October 2007 and due to the effectiveness of procedural changes in the way service charges on deposit accounts are levied which were implemented during the third quarter of fiscal 2007. The decrease in loan servicing income was due to a $0.2 million increase in impairment in loan servicing rights recorded in the current quarter compared with impairment recorded in the same quarter in the prior year and a $0.2 million decrease in net loan servicing revenue due to the sale of approximately 50% of the servicing portfolio in September 2007.
Net gains on the sale of loans were $1.1 million for the quarter ended December 31, 2007, a $0.6 million decrease from the quarter ended December 31, 2006. The volume of loans sales in the current quarter was $242 million, up $45 million from sales of $197 million in the same quarter in the prior year. The margin on loans was lower in the current quarter compared with the same quarter in the prior year due to the impact of hedging and the accounting for loans held for sale. Long-term interest rates were falling at the end of the quarter resulting in hedge losses which are recognized immediately as derivatives are recorded at fair value. The offsetting economic gains occurred in an increase in the value of loans held for sale. However, loans held for sale are recorded at the lower of cost or market so no corresponding gains were recognized. These gains will be realized next quarter as those loans held for sale are sold.
Noninterest Expense
Noninterest expense for the second quarter of fiscal year 2008 was $22.5 million, an increase of $5.0 million or 28.9% compared with the second quarter of fiscal year 2007. The increase in noninterest expense was primarily due to an increase in real estate owned expense, merger expenses recorded during the quarter and the cost related to adding nine branches over the past nine months. Merger expense is not considered to be a component of core earnings. Excluding merger expense, core noninterest expense for the current quarter was $21.7 million, an increase of $4.2 million or 24.3% compared with the second quarter of fiscal 2007.
Real estate owned expense increased $1.6 million in the current quarter compared with the same quarter in the prior year. This total included $0.5 million in operating costs and losses on sales and $1.1 million in provision for anticipated losses on future sales. The provision was the direct result of decreasing real estate values experienced in recent months. The balance of real estate owned increased from $3.7 million at December 31, 2006 to $9.6 million at December 31, 2007 accounting for the increase in operating costs and the higher sale activity.
On October 31, 2007 First Place completed the acquisition of HBLS Bank in Hicksville, Ohio. In connection with that acquisition $0.8 million of merger expenses were recorded. After considering the increases in real estate owned costs and merger expenses, the remaining increase in noninterest expense was $2.6 million. That increase was concentrated in salaries and employee benefits, occupancy and marketing costs and was primarily due to increases in retail branch locations. At December 31, 2006 First Place had 34 branch locations. In April 2007 seven branches were acquired in the flint Michigan area. During the second quarter of fiscal 2008 the Hicksville location was acquired and a de novo branch was opened bringing the total number of branches to 43 or a 26.5% increase from a year earlier. Noninterest expense as a percent of average assets was 2.76% for the quarter ended December 31, 2007, up from 2.29% for the same quarter in the prior year. Core noninterest expense as a percent of average assets was 2.66% for the quarter ended December 31, 2007, up from 2.29% for the same quarter in the prior year.
Asset Quality
Nonperforming assets were $55.9 million at December 31, 2007, or 1.69% of total assets, up $15.2 million from $40.7 million or 1.26% of total assets at June 30, 2007. The increase in nonperforming assets was due to a $2.9 million increase in real estate owned and a $12.3 million increase in nonperforming loans. Single family residential properties represented $8.3 million of the $9.6 million balance of real estate owned at December 31, 2007. Nonperforming loans were $46.3 million at December 31, 2007, compared with $34.0 million at June 30, 2007. All of the increase in nonperforming loans was due to increases in mortgage and consumer loans as commercial nonperforming loans decreased slightly between June and December 2007. Based on the large increase in nonperforming loans during the first and second quarters of fiscal 2008, management performed a comprehensive review of all classified commercial loans and a review of the historic loss rates on residential and consumer loans which served as a starting point to determine the overall allowance. Based on this review a provision for loan losses of $5.2 million was recorded for the quarter ended December 31, 2007. That provision was a $3.2 million increase over the provision of $2.0 million recorded in the quarter ended September 30, 2007. Charge-offs also increased significantly. Net charge-offs for the current quarter were $5.3 million which was an increase of $3.6 million over the net charge-offs of $1.7 million in the preceding quarter. The current quarter charge-offs included $3.9 million of commercial charge-offs that were a direct result of the comprehensive review of commercial loans. The allowance for loan losses increased $0.2 million to $26.4 million at December 31, 2007, from $26.2 million at September 30, 2007. The ratio of the allowance for loan losses to total loans was 1.00% at December 31, 2007, down from 1.03% at September 30, 2007 and June 30, 2007. This small decrease in the allowance is reasonable considering the significant reduction in risk accomplished through the $5.3 million of charge-offs in the current quarter. Another factor considered in determining the level of the allowance was the type of collateral. Of the total nonperforming loans at December 31, 2007, 98% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the actual losses are often only a fraction of the total loan amount.
Steven Lewis commented, “We have recognized that the current trends in nonperforming assets are the result of negative economic factors primarily impacting consumers in markets where the supply of homes is clearly exceeding current demand levels. Even though it might not meet the definition the economists use, we believe that the markets we operate in within the Midwest are experiencing a recession. This has resulted in significant increases in residential delinquencies, foreclosures and ultimately in residences on the books of the Bank. With an excess of homes on the market by homeowners and by financial institutions, home values have dropped. We have recognized this by increasing allowances for loss on foreclosed properties and on delinquent and nonperforming loans. We have also reacted to this situation by limiting new residential construction loans, eliminating our riskiest residential lending programs and increasing the resources we have allocated to collection and workout efforts in proportion to the increase in problem loans. We remain committed to reducing nonperforming assets in the coming months.”
Balance Sheet Activity
Assets were $3.304 billion at December 31, 2007, compared with $3.226 billion at June 30, 2007, an increase of $78 million. The acquisition of HBLS Bank on October 31, 2007 accounted for $48 million of the increase in total assets. Total portfolio loans were $2.648 billion at December 31, 2007, an increase of $141 million from

June 30, 2007. Commercial loans increased $126 million during the first half of fiscal 2008, or 24.1% annualized, to $1.173 billion. Commercial loans now account for 44.3% of the loan portfolio up from 41.7% at June 30, 2007. Mortgage and construction loans increased $2 million during the first half of the current fiscal year, and consumer loans increased $12 million during the same period. Securities available for sale declined $18 million to $268 million during the six months ended December 31, 2007 primarily due to securities which matured and were not replaced. Loans held for sale declined $23 million to $73 million at December 31, 2007 down from $96 million at June 30, 2007.
Deposits totaled $2.300 billion at December 31, 2007, an increase of $59 million since June 30, 2007. This increase included $40 million in deposits acquired as part of HBLS Bank in October 2007. Total borrowings increased $66 million to $659 million at December 31, 2007, compared with June 30, 2007.
Steven Lewis noted, “We continue to increase commercial loans bringing more balance, higher yields and more business customers with multiple relationships into our loan portfolio. On the liabilities side we have found that in our markets certificate of deposit rates have not fallen as fast as treasury rates or short-term Federal funds rates so we have restrained retail growth in long term certificates of deposit in an effort to preserve our net interest margin. Maintaining and growing our net interest margin will continue to be a challenge until the retail deposit interest rate curve more nearly resembles the treasury rate curve resulting in a more stable, positive slope.”
Shareholders’ equity remains strong; it was $312 million at December 31, 2007, down $14 million from June 30, 2007. The decline was primarily due to the excess of $13 million of treasury stock purchases during the first six months of fiscal 2008. Shareholders’ equity as a percent of assets was 9.45% at December 31, 2007, down from 10.11% at June 30, 2007. Tangible equity to assets decreased to 6.42% at December 31, 2007 from 6.99% at June 30, 2007. During the six months ended December 31, 2007, First Place purchased 880,086 treasury shares at an average price of $16.04 per share. First Place Bank remains well capitalized under regulatory capital standards.
Board Actions
At its regular meeting held January 22, 2008, the Board of Directors declared a per share cash dividend of $0.17 payable on February 14, 2008, to shareholders of record as of the close of business on January 31, 2008. This dividend is at the same level as the dividend declared in October 2007 and 9.7% higher than the dividend declared in July 2007.
About First Place Financial Corp.
First Place Financial Corp. is a $3.3 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 43 retail locations, 2 business financial service centers and 18 loan production offices through the First Place Bank, and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.
Explanation of Certain Non-GAAP Measures
This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pretax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page nine.
Forward-Looking Statements
When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Six months ended
	December 31,		Percent	December 31,		Percent
(Dollars in thousands, except share data)	2007	2006	Change	2007	2006	Change

Interest income	$48,884	$45,565	7.3%	$97,391	$92,319	5.5%
Interest expense	27,326	24,663	10.8	54,461	48,685	11.9

Net interest income	21,558	20,902	3.1	42,930	43,634	(1.6)

Provision for loan losses	5,195	1,410	268.4	7,156	2,790	156.5

Net interest income after provision for loan losses	16,363	19,492	(16.1)	35,774	40,844	(12.4)

Noninterest income
Service charges on deposit accounts	2,064	1,469	40.5	4,061	3,016	34.6
Net gains (losses) on sale of securities	(4)	2	(300.0)	729	84	767.9
Impairment of securities	(5,900)	—	N/M	(5,900)	—	N/M
Net gains on sale of loans	1,065	1,622	(34.3)	2,921	3,729	(21.7)
Gain on sale of loan servicing rights	—	—	N/M	1,471	—	N/M
Loan servicing income	(146)	248	(158.9)	144	471	(69.4)
Other income — bank	1,627	1,847	(11.9)	3,345	3,742	(10.6)
Insurance commission income	838	870	(3.7)	1,658	1,665	(0.4)
Other income — non-bank	1,170	1,450	(19.3)	2,476	2,709	(8.6)

Total noninterest income	714	7,508	(90.5)	10,905	15,416	(29.3)

Noninterest expense
Salaries and employee benefits	10,270	8,023	28.0	20,636	17,772	16.1
Occupancy and equipment	3,081	2,861	7.7	6,168	5,742	7.4
Professional fees	731	773	(5.4)	1,505	1,445	4.2
Loan expenses	310	554	(44.0)	884	1,337	(33.9)
Marketing	877	666	31.7	1,673	1,296	29.1
Merger, integration & restructuring	790	—	N/M	790	—	N/M
State and local taxes	307	330	(7.0)	531	490	8.4
Amortization of intangible assets	1,102	1,063	3.7	2,223	2,145	3.6
Other	4,987	3,155	58.1	8,474	6,131	38.2

Total noninterest expense	22,455	17,425	28.9	42,884	36,358	17.9

Income (loss) before income tax expense	(5,378)	9,575	(156.2)	3,795	19,902	(80.9)
Income tax expense (benefit)	(2,231)	3,045	(173.3)	688	6,370	(89.2)

Net income (loss)	$(3,147)	$6,530	(148.2)%	$3,107	$13,532	(77.0)%

SHARE DATA:
Basic earnings (loss) per share	$(0.20)	$0.39	(151.3)%	$0.19	$0.80	(76.3)%
Diluted earnings (loss) per share	$(0.20)	$0.38	(152.6)	$0.19	$0.79	(75.9)
Cash dividends per share	$0.170	$0.155	9.7	$0.325	$0.295	10.2
Average shares outstanding — basic	16,095,633	16,958,663	(5.1)	16,285,119	16,939,742	(3.9)
Average shares outstanding — diluted	16,095,633	17,208,500	(6.5)	16,383,088	17,184,810	(4.7)

N/M — Not meaningful

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2007	2007	2007	2007	2006
(Dollars in thousands)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

ASSETS
Cash and due from banks	$47,268	$54,866	$77,226	$57,177	$75,946
Interest-bearing deposits in other banks	13,583	19,496	9,989	1,273	84
Securities available for sale	267,709	268,610	285,242	267,305	267,613
Loans held for sale	72,547	60,646	96,163	109,079	75,572
Loans
Mortgage and construction	1,081,719	1,095,060	1,079,788	1,059,526	1,102,648
Commercial	1,173,115	1,070,159	1,046,893	1,001,661	959,678
Consumer	393,383	383,229	381,011	360,103	361,082

Total loans	2,648,217	2,548,448	2,507,692	2,421,290	2,423,408
Less allowance for loan losses	26,360	26,165	25,851	23,844	23,425

Loans, net	2,621,857	2,522,283	2,481,841	2,397,446	2,399,983
Federal Home Loan Bank stock	34,100	33,209	33,209	33,209	33,209
Premises and equipment, net	51,568	46,415	45,639	41,535	38,690
Goodwill	91,835	91,692	91,692	88,296	88,046
Core deposit and other intangibles	15,108	15,587	16,678	14,429	15,260
Other assets	88,699	89,791	88,534	85,648	79,849

Total assets	$3,304,274	$3,202,595	$3,226,213	$3,095,397	$3,074,252

LIABILITIES
Deposits
Noninterest-bearing checking	$228,019	$226,710	$242,068	$229,179	$234,576
Interest-bearing checking	157,742	145,925	154,941	141,355	146,878
Savings	432,644	403,630	390,462	327,236	307,581
Money market	391,027	394,748	404,248	453,673	464,999
Certificates of deposit	1,090,411	1,060,222	1,048,977	952,615	982,050

Total deposits	2,299,843	2,231,235	2,240,696	2,104,058	2,136,084
Short-term borrowings	222,471	224,736	195,249	223,761	209,700
Long-term debt	436,518	384,450	397,914	398,535	370,004
Other liabilities	33,353	39,466	66,167	38,896	34,069

Total liabilities	2,992,185	2,879,887	2,900,026	2,765,250	2,749,857

SHAREHOLDERS’ EQUITY	312,089	322,708	326,187	330,147	324,395

Total liabilities and shareholders’ equity	$3,304,274	$3,202,595	$3,226,213	$3,095,397	$3,074,252

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of or for the three months ended					As of or for the
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	six months ended
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	December 31,
(Dollars in thousands except per share data)	FY 2008	FY 2008	FY 2007	FY 2007	FY 2007	2007	2006

EARNINGS (GAAP)
Tax equivalent net interest income	$21,930	21,746	22,211	21,875	21,276	43,676	44,365
Net interest income	$21,558	21,372	21,854	21,517	20,902	42,930	43,634
Provision for loan losses	$5,195	1,961	3,176	1,425	1,410	7,156	2,790
Noninterest income	$714	10,191	9,085	7,787	7,508	10,905	15,416
Noninterest expense	$22,455	20,429	19,442	18,396	17,425	42,884	36,358
Net income (loss)	$(3,147)	6,254	5,625	6,467	6,530	3,107	13,532
Basic earnings (loss) per share	$(0.20)	0.38	0.33	0.38	0.39	0.19	0.80
Diluted earnings (loss) per share	$(0.20)	0.38	0.33	0.38	0.38	0.19	0.79

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	(0.39)%	0.78%	0.72%	0.85%	0.86%	0.19%	0.88%
Return on average equity	(3.93)%	7.72%	6.84%	8.02%	8.06%	1.93%	8.42%
Return on average tangible assets	(0.40)%	0.81%	0.75%	0.88%	0.89%	0.20%	0.91%
Return on average tangible equity	(5.91)%	11.60%	10.15%	11.71%	11.90%	2.90%	12.51%
Net interest margin, fully tax equivalent	2.92%	2.94%	3.07%	3.15%	3.04%	2.93%	3.14%
Efficiency ratio	99.17%	63.97%	62.12%	62.02%	60.54%	78.57%	60.82%
Noninterest expense as a percent of average assets	2.76%	2.55%	2.49%	2.43%	2.29%	2.66%	2.36%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income (loss)	$(3,147)	6,254	5,625	6,467	6,530	3,107	13,532
Impairment of securities	$3,835	—	—	—	—	3,835	—
Merger, integration and restructuring, net of tax	$514	—	487	—	—	514	—
Core earnings	$1,202	6,254	6,112	6,467	6,530	7,456	13,532

CORE EARNINGS
Core earnings	$1,202	6,254	6,112	6,467	6,530	7,456	13,532
Basic core earnings per share	$0.07	0.38	0.36	0.38	0.39	0.46	0.80
Core diluted earnings per share	$0.07	0.38	0.36	0.38	0.38	0.46	0.79

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.15%	0.78%	0.78%	0.85%	0.86%	0.46%	0.88%
Core return on average equity	1.50%	7.72%	7.44%	8.02%	8.06%	4.63%	8.42%
Core return on average tangible assets	0.15%	0.81%	0.81%	0.88%	0.89%	0.48%	0.91%
Core return on average tangible equity	2.26%	11.60%	11.03%	11.71%	11.90%	6.95%	12.51%
Core net interest margin, fully tax equivalent	2.92%	2.94%	3.07%	3.15%	3.04%	2.93%	3.14%
Core efficiency ratio	75.90%	63.97%	59.73%	62.02%	60.54%	69.60%	60.82%
Core noninterest expense as a percent of average assets	2.66%	2.55%	2.39%	2.43%	2.29%	2.61%	2.36%

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of or for the three months ended					As of or for the
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	six months ended
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	December 31,
(Dollars in thousands except per share data)	FY 2008	FY 2008	FY 2007	FY 2007	FY 2007	2007	2006

CAPITAL
Equity to total assets at end of period	9.45%	10.08%	10.11%	10.67%	10.55%	9.45%	10.55%
Tangible equity to tangible assets	6.42%	6.96%	6.99%	7.60%	7.44%	6.42%	7.44%
Book value per share	$19.01	19.24	18.92	18.88	18.57	19.01	18.57
Tangible book value per share	$12.50	12.85	12.64	13.01	12.66	12.50	12.66
Period-end market value per share	$13.99	17.70	21.12	21.45	23.49	13.99	23.49
Dividends declared per common share	$0.170	0.155	0.155	0.155	0.155	0.325	0.295
Common stock dividend payout ratio	N/M	40.79%	46.97%	40.79%	40.79%	171.05%	39.24%
Period-end common shares outstanding (000)	16,416	16,770	17,236	17,486	17,470	16.416	17,470
Average basic shares outstanding (000)	16,096	16,475	16,934	17,006	16,959	16,285	16,940
Average diluted shares outstanding (000)	16,096	16,590	17,106	17,214	17,209	16,383	17,185

ASSET QUALITY
Net charge-offs (recoveries)	$5,254	1,646	1,169	1,006	805	6,900	1,684
Annualized net charge-offs (recoveries) to average loans	0.80%	0.26%	0.19%	0.17%	0.13%	0.53	% 0.14%
Nonperforming loans (NPLs)	$46,322	36,832	33,962	27,630	25,702	46,322	25,702
NPLs as a percent of total loans	1.75%	1.45%	1.35%	1.14%	1.06%	1.75	% 1.06%
Nonperforming assets (NPAs)	$55,914	46,848	40,678	32,732	29,439	55,914	29,439
NPAs as a percent of total assets	1.69%	1.46%	1.26%	1.06%	0.96%	1.69	% 0.96%
Allowance for loan losses	$26,360	26,165	25,851	23,844	23,425	26,360	23,425
Allowance for loan losses as a percent of loans	1.00%	1.03%	1.03%	0.98	% 0.97%	1.00	% 0.97%
Allowance for loan losses as a percent of NPLs	56.91%	71.46%	76.12%	86.30%	91.14%	56.91	% 91.14%

MORTGAGE BANKING
Mortgage originations	$282,400	330,700	356,300	233,200	234,100	613,100	530,700
Net gains on sale of loans	$1,065	1,856	1,737	1,774	1,622	2,921	3,729
Mortgage servicing portfolio	$1,228,283	1,062,742	2,095,607	2,035,437	1,972,502	1,228,283	1,972,502
Mortgage servicing rights	$11,721	10,876	20,785	20,092	19,497	11,721	19,497
Mortgage servicing rights valuation (loss) recovery	$(305)	—	70	76	(55)	(305)	(35)
Mortgage servicing rights / Mortgage servicing portfolio	0.95%	1.02%	0.99%	0.99%	0.99%	0.95	% 0.99%

END OF PERIOD BALANCES
Assets	$3,304,274	3,202,595	3,226,213	3,095,397	3,074,252	3,304,274	3,074,252
Deposits	$2,299,843	2,231,235	2,240,696	2,104,058	2,136,084	2,299,843	2,136,084
Shareholders’ equity	$312,089	322,708	326,187	330,147	324,395	312,089	324,395
Tangible shareholders’ equity	$205,146	215,429	217,817	227,422	221,089	205,146	221,089

AVERAGE BALANCES
Loans	$2,613,435	2,551,278	2,503,590	2,439,627	2,428,262	2,582,357	2,399,218
Loans held for sale	$60,112	82,538	93,719	81,204	68,984	71,325	119,700
Earning assets	$2,989,442	2,939,959	2,898,204	2,819,160	2,799,368	2,968,453	2,826,534
Assets	$3,236,941	3,185,983	3,134,562	3,067,951	3,023,710	3,211,462	3,060,784
Deposits	$2,279,620	2,225,830	2,193,083	2,095,705	2,118,827	2,252,725	2,091,182
Shareholders’ equity	$318,909	322,372	329,652	326,873	321,456	320,641	318,956
Tangible shareholders’ equity	$211,933	214,555	220,330	223,944	217,641	213,244	214,589